Exhibit 9


           IKON AND GE COMPLETE TRANSACTION FOR U.S. LEASING BUSINESS

          ENTER INTO DEFINITIVE AGREEMENT FOR CANADIAN LEASE PORTFOLIO



          IKON Board Authorizes Up To $250 Million in Share Repurchase


Valley Forge, Pennsylvania - March 31, 2004 - IKON Office Solutions, Inc. (NYSE:IKN) today announced the completion of its previously announced transaction with GE Commercial Finance ("GE") for its U.S. leasing business. As part of the transaction, and subject to post-closing adjustments, IKON will sell certain assets and liabilities of IOS Capital LLC, IKON's captive leasing subsidiary in the U.S., including a portion of its lease portfolio and the transfer of its facilities, systems and processes to GE. In addition, IKON has entered into a Program Agreement with GE for funding and servicing of IKON's lease originations in the U.S., making GE the Company's preferred lease-financing source in the U.S.

The Company also announced today that it has signed a definitive agreement with GE to sell the Company's approximate CN$220 million Canadian lease portfolio to GE. As part of this transaction, GE will also become IKON's preferred lease-financing source for its Canadian operations, with IKON to receive an origination fee of three percent on all new lease originations funded by GE. The sale is subject to required regulatory approvals and customary conditions and is expected to close in the third quarter of Fiscal 2004.

"To ensure IKON continues to be the customer's single and most reliable source for integrated document management solutions, our lease financing offering will continue with GE under the name, IKON Financial ServicesSM," stated Matthew J. Espe, IKON's Chairman and Chief Executive Officer. "IKON remains committed to a strong leasing program with a high quality portfolio, industry-leading financing programs, and exceptional customer service."

As previously announced, the Company intends to use the gross proceeds from these transactions to pay transaction-related deferred taxes; repay borrowings, including the Company's lease conduit facilities; strengthen its balance sheet; and, for general corporate purposes. Consistent with these plans, the Company recently announced a tender offer to repurchase up to $250 million in aggregate principal amount of its outstanding $345 million 7.25% Notes due 2008.

Also in connection with the transaction, the Company has terminated its existing $300 million credit facility and is in negotiations with lenders to replace the facility on terms that provide greater financial flexibility, including the ability to repurchase shares. As a result, IKON's Board of Directors has authorized the repurchase of up to $250 million of the Company's outstanding shares of common stock, replacing the Fiscal 2000 share repurchase authorization. Share repurchase activity will be accomplished through public and/or private transactions and will be based upon market conditions and other considerations.

"This alliance marks a significant achievement in our ongoing effort to improve IKON's financial flexibility, operating performance, and future growth opportunities," continued Espe. "Over time, the U.S. and Canadian transactions will substantially transform our balance sheet, while simultaneously providing us with additional capital to bring value to our shareholders and accelerate growth in our core business of document management solutions. With the recently announced debt tender offer and increased authorization for share repurchases, we have already begun to take action toward our long-term goals and will continue to move aggressively to bring additional value to our shareholders."

As a result of the closing of this transaction, the Company's previously communicated 2004 earnings expectations of $.82 to $.87 per diluted share and cash from operations of $325 to $350 million for the full fiscal year will be revised. The Company plans to review the transaction and its financial implications during its second quarter conference call scheduled for April 29, 2004. In the near term, the ability to attain accretion as a result of the U.S. and Canadian transactions will largely depend on the price, timing and quantity of debt reductions and share repurchase activity. Additional details regarding the April 29 conference call and webcast will be included in a future announcement.

For the second quarter ended March 31, 2004, the Company expects to record a pretax loss on the transactions of approximately $13 to $18 million, consisting primarily of accounting, legal and consulting fees and other miscellaneous expenses associated with the transaction.

About IKON
IKON Office Solutions (www.ikon.com) integrates imaging systems and services that help businesses manage document workflow and increase efficiency. As the world's largest independent distribution channel for copier and printer technologies, IKON offers best-in-class systems from leading manufacturers such as Canon, Ricoh and HP and service support through its team of 7,000 service professionals worldwide. IKON also represents the industry's broadest portfolio of document management services: outsourcing and professional services, on-site copy and mailroom management, fleet management, off-site digital printing solutions, and customized workflow and imaging application development. With Fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

About GE Commercial Finance
GE Commercial Finance offers businesses of all sizes an array of financial services and products worldwide. With approximately $217 billion in assets and an expertise in the mid-market segment, GE Commercial Finance provides loans, operating leases, financing programs and innovative structured capital to help customers grow. A wholly owned subsidiary of the General Electric Company, GE Commercial Finance is headquartered in Stamford, Connecticut, USA. GE is a diversified services, technology and manufacturing company with operations worldwide.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the expected closing date of the Canadian transaction; expected proceeds from the transactions; use of proceeds from the transactions; expected benefits from the transactions, including balance sheet improvements, financial flexibility and growth; plans to replace the credit facility; and, expected loss and fees associated with the transactions. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

                                     (GIKN)


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